Exhibit 99.1

News Release

RAYONIER REPORTS FOURTH QUARTER 2018 RESULTS

•	Fourth quarter net income attributable to Rayonier of $2.0 million ($0.02 per share) on revenues of $166.1 million

•	Fourth quarter operating income of $15.0 million and Adjusted EBITDA of $49.9 million

•	Full-year net income attributable to Rayonier of $102.2 million ($0.79 per share) on revenues of $816.1 million

•	Full-year operating income of $170.1 million and Adjusted EBITDA of $337.7 million

•	Full-year cash provided by operations of $310.1 million and cash available for distribution (CAD) of $240.1 million
WILDLIGHT, FL — February 6, 2019 — Rayonier Inc. (NYSE:RYN) today reported fourth quarter net income attributable to Rayonier of $2.0 million, or $0.02 per share, on revenues of $166.1 million. This compares to net income attributable to Rayonier of $64.2 million, or $0.50 per share, on revenues of $239.7 million in the prior year quarter. The prior year fourth quarter results included income from a Large Disposition1 of $38.8 million. Excluding this item, pro forma net income2 was $25.4 million, or $0.20 per share, on pro forma revenues2 of $186.3 million in the prior year period.
Overview of Fourth Quarter Results: The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2018		December 31, 2017
	$	EPS	$	EPS

Revenues	$166.1		$239.7
Large Dispositions[1]	—		(53.4)
Pro forma revenues[2]	$166.1		$186.3

Net income attributable to Rayonier	$2.0	$0.02	$64.2	$0.50
Large Dispositions[1]	—	—	(38.8)	(0.30)
Pro forma net income[2]	$2.0	$0.02	$25.4	$0.20

Fourth quarter operating income was $15.0 million versus $80.1 million in the prior year period. The prior year fourth quarter operating income included $38.8 million of income from a Large Disposition.1 Excluding this item, pro forma operating income2 was $41.3 million in the prior year period. Fourth quarter Adjusted EBITDA2 was $49.9 million versus $77.2 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended December 31,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2018	2017	2018	2017	2018	2017
Southern Timber	$7.2	$7.2	$7.2	$7.2	$21.2	$19.5
Pacific Northwest Timber	(4.1)	2.4	(4.1)	2.4	2.0	10.6
New Zealand Timber	12.6	16.1	12.6	16.1	19.3	23.0
Real Estate	4.6	58.8	4.6	20.0	12.4	28.2
Trading	0.3	1.2	0.3	1.2	0.3	1.2
Corporate and other	(5.6)	(5.6)	(5.6)	(5.6)	(5.3)	(5.3)
Total	$15.0	$80.1	$15.0	$41.3	$49.9	$77.2

Overview of Full-Year Results: Full-year 2018 net income attributable to Rayonier was $102.2 million, or $0.79 per share, on revenues of $816.1 million. This compares to net income attributable to Rayonier of $148.8 million, or $1.16 per share, on revenues of $819.6 million in the prior year. The prior year results included $0.7 million of costs related to shareholder litigation3 and $67.0 million from Large Dispositions.1 Excluding these items, pro forma net income2 was $82.5 million, or $0.65 per share, on pro forma revenues2 of $724.2 million in the prior year.
The following table summarizes the full-year and comparable prior year results on an actual and pro forma basis:

	Year Ended
(millions of dollars, except earnings per share (EPS))	December 31, 2018		December 31, 2017
	$	EPS	$	EPS

Revenues	$816.1		$819.6
Large Dispositions[1]	—		(95.4)
Pro forma revenues[2]	$816.1		$724.2

Net income attributable to Rayonier	$102.2	$0.79	$148.8	$1.16
Costs related to shareholder litigation[3]	—	—	0.7	0.01
Large Dispositions[1]	—	—	(67.0)	(0.52)
Pro forma net income[2]	$102.2	$0.79	$82.5	$0.65

Full-year operating income was $170.1 million versus $215.5 million in the prior year. The prior year operating income included $0.7 million of costs related to shareholder litigation3 and $67.0 million from Large
Dispositions.1 Excluding these items, pro forma operating income2 was $149.2 million in the prior year. Full-year Adjusted EBITDA2 was $337.7 million versus $290.5 million in the prior year.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income, pro forma operating income2 and Adjusted EBITDA2 for the current full-year and comparable prior year:

	Year Ended December 31,
	Operating Income		Pro forma Operating Income[2]		Adjusted EBITDA[2]
(millions of dollars)	2018	2017	2018	2017	2018	2017
Southern Timber	$44.2	$42.2	$44.2	$42.2	$102.8	$91.6
Pacific Northwest Timber	8.1	1.1	8.1	1.1	40.9	33.1
New Zealand Timber	62.8	57.6	62.8	57.6	90.8	85.1
Real Estate	76.2	130.9	76.2	63.9	123.4	95.5
Trading	1.0	4.6	1.0	4.6	1.0	4.6
Corporate and other	(22.3)	(20.9)	(22.3)	(20.2)	(21.1)	(19.4)
Total	$170.1	$215.5	$170.1	$149.2	$337.7	$290.5

Full-year cash provided by operating activities was $310.1 million versus $256.3 million in the prior year. Full-year cash available for distribution (CAD)2 of $240.1 million increased $51.4 million versus the prior year primarily due to higher Adjusted EBITDA2 ($47.2 million), lower cash interest paid ($2.9 million) and lower capital expenditures ($3.0 million), partially offset by higher cash taxes paid ($1.7 million).
“We are pleased to conclude our strongest year of financial performance since the spin-off of the performance fibers business in 2014, with all four of our key operating segments generating post-spin highs in full-year Adjusted EBITDA,” said David Nunes, President and CEO. “Fourth quarter results, as anticipated, were relatively modest, as harvest volumes and real estate transaction activity were both heavily front-loaded in the first half of the year. We also elected to defer planned harvest volumes in the fourth quarter due to the impacts of Hurricane Michael in the South and deteriorating market conditions in the Pacific Northwest associated with tariffs on log exports to China. Overall, Southern Timber results increased modestly versus the prior year quarter driven by a 9% increase in harvest volumes, while weighted-average stumpage prices were relatively flat. Pacific Northwest Timber results declined significantly versus the prior year quarter driven by 25% lower harvest volumes and 15% lower delivered sawtimber prices, primarily due to tariffs on log exports to China and the corresponding reduction in export demand. New Zealand Timber results declined modestly versus the prior year quarter, driven primarily by increased port and freight costs and unfavorable foreign exchange impacts. Real Estate results declined over the prior year quarter, primarily due to lower volumes partially offset by higher average pricing.”
Southern Timber
Fourth quarter sales of $38.7 million increased $6.2 million, or 19%, versus the prior year period. Harvest volumes increased 9% to 1.33 million tons versus 1.22 million tons in the prior year period, due to low mill inventories and stronger overall demand, partially offset by wet weather conditions, which hindered logging operations. For the full year, harvest volumes were below our initial guidance, as we made the decision to defer approximately 200,000 tons of harvest at the end of 2018 in response to the anticipated market softness associated with Hurricane Michael. Average pine sawtimber stumpage prices decreased 2% to $24.03 per ton versus $24.44 per ton in the prior year period, while average pine pulpwood stumpage prices decreased 2% to $14.82 per ton versus $15.16 per ton in the prior year period. The decreases in average sawtimber and pulpwood prices were driven primarily by geographic mix, as an increased proportion of volume came from lower-priced regions. Overall, weighted-average stumpage prices (including hardwood) increased 1% to $18.37 per ton versus $18.24 per ton in the prior year period. Operating income of $7.2 million was equivalent to the prior year period as favorable volume changes ($0.9 million) and higher net stumpage prices ($0.2 million) were offset by higher depletion rates ($0.7 million), lower non-timber income ($0.3 million) and higher timber lease expense ($0.1 million).
Fourth quarter Adjusted EBITDA2 of $21.2 million was $1.7 million above the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Pacific Northwest Timber
Fourth quarter sales of $18.4 million decreased $8.0 million, or 30%, versus the prior year period. Harvest volumes decreased 25% to 242,000 tons versus 321,000 tons in the prior year period, as harvest levels were deliberately reduced by 50,000 tons in response to softer market conditions caused by reduced export demand. Average delivered sawtimber prices decreased 15% to $81.14 per ton versus $95.34 per ton in the prior year period, while average delivered pulpwood prices increased 7% to $47.36 per ton versus $44.44 per ton in the prior year period. The decrease in delivered sawtimber prices was driven by the implementation of tariffs on log exports to China in August as well as concern regarding a potential increase in Chinese tariffs in 2019, which resulted in significantly reduced export demand in the fourth quarter. The increase in delivered pulpwood prices was driven primarily by species mix and a decrease in supply of wood chip residuals from sawmills. Operating loss of $4.1 million versus operating income of $2.4 million in the prior year period was primarily due to lower net stumpage prices ($4.8 million), unfavorable volume changes ($1.5 million), and higher severance taxes, overhead and other costs ($0.5 million), which were partially offset by higher non-timber income ($0.2 million) and lower depletion rates ($0.1 million).
Fourth quarter Adjusted EBITDA2 of $2.0 million was $8.6 million below the prior year period.
New Zealand Timber
Fourth quarter sales of $60.1 million increased $0.8 million, or 1%, versus the prior year period. Volumes increased 1% to 655,000 tons versus 649,000 tons in the prior year period. Average delivered prices for export sawtimber decreased 1% to $114.89 per ton versus $115.77 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 4% to $79.54 per ton versus $83.02 per ton in the prior year period. The decrease in export sawtimber prices was primarily due to the global impacts of the U.S. / China trade tensions and the corresponding depreciation of the Chinese Yuan (CNY) versus the U.S. dollar. The decrease in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate (US$0.66 per NZ$1.00 versus US$0.70 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices increased 1% from the prior year period. Operating income of $12.6 million decreased $3.5 million versus the prior year period as a result of lower net stumpage prices ($3.2 million), unfavorable foreign exchange impacts ($1.3 million), and higher road maintenance costs ($0.5 million), which were partially offset by higher volumes ($0.2 million) and higher non-timber income ($1.3 million).
Fourth quarter Adjusted EBITDA2 of $19.3 million was $3.7 million below the prior year period.
Real Estate
Fourth quarter sales of $16.5 million decreased $69.4 million versus the prior year period, while operating income of $4.6 million decreased $54.2 million versus the prior year period. The prior year fourth quarter sales and operating income included $53.4 million and $38.8 million, respectively, from a Large Disposition.1 Excluding this item, pro forma sales2 of $16.5 million decreased $16.0 million versus the prior year period due to a lower number of acres sold (2,249 acres sold versus 7,475 acres sold in the prior year period), partially offset by an increase in weighted-average prices ($7,406 per acre versus $4,378 per acre in the prior year period).
Improved Development sales of $4.5 million in the Wildlight development project included 27.9 acres of commercial property for $3.6 million ($129,432 per acre) and 20 residential lots for $0.9 million ($46,730 per lot or $329,081 per acre).
Rural sales of $11.7 million were comprised of 2,102 acres at an average price of $5,575 per acre. This compares to prior year period sales of $3.3 million, comprised of 1,204 acres at an average price of $2,721 per acre.
Non-strategic / Timberland sales of $0.2 million were comprised of 116 acres at an average price of $3,381 per acre, partially offset by a $0.2 million post-closing harvest adjustment to the prior quarter New Zealand land sale. This compares to prior year period sales of $23.0 million, comprised of 6,249 acres at an average price of $3,686 per acre.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Fourth quarter Adjusted EBITDA2 of $12.4 million was $15.8 million below the prior year period.
Trading
Fourth quarter sales of $32.4 million decreased $3.2 million versus the prior year period due to lower volumes. Sales volumes decreased 10% to 292,000 tons versus 326,000 tons in the prior year period. Operating income and Adjusted EBITDA2 of $0.3 million decreased $0.9 million versus the prior year period.
Other Items
Fourth quarter corporate and other operating expenses of $5.6 million were equivalent to the prior year period as a reduction in overhead costs allocated to operating segments ($0.5 million) was offset by lower compensation and general corporate expenses ($0.5 million).
Fourth quarter interest expense of $8.1 million decreased $0.4 million versus the prior year period due to lower average debt outstanding.
Fourth quarter income tax expense of $2.8 million decreased $2.1 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
Outlook
“In 2019, we expect to achieve net income attributable to Rayonier of $60 to $69 million and Adjusted EBITDA of $270 to $290 million,” added Nunes. “The projected year-over-year decline in consolidated financial results is driven primarily by a much lower expected contribution from the Real Estate segment following an extraordinarily strong level of Real Estate activity in 2018, which was bolstered by two significant transactions in Louisiana and New Zealand. In our timber segments, we expect total Adjusted EBITDA to be slightly lower, with gains in Southern Timber offset by lower Adjusted EBITDA in Pacific Northwest Timber and New Zealand Timber. In our Southern Timber segment, we expect to achieve full-year harvest volumes of 6.2 to 6.3 million tons, while we expect modest pricing improvements in certain regions driven by stronger overall demand. In our Pacific Northwest Timber segment, we expect to achieve harvest volumes of 1.3 to 1.4 million tons, while we expect meaningfully lower average sawtimber prices driven by reduced export demand and market uncertainty regarding China tariffs. In our New Zealand Timber segment, we expect to achieve harvest volumes of 2.7 to 2.8 million tons, while we expect continued strong demand and pricing as Chinese customers seek supply from non-tariff countries, which we expect will be offset by increased shipping and logging costs. In our Real Estate segment, we remain focused on opportunistically unlocking the long-term value of our HBU development and rural property portfolio, and thus continue to expect that period-to-period results will be lumpy. Following outsized Real Estate results in 2018, we currently anticipate more normalized transaction activity in 2019.”
Conference Call
A conference call and live audio webcast will be held on Thursday, February 7, 2019 at 10:00 AM EST to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-369-1184 (domestic) or 415-228-3898 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Thursday, March 7, 2019 by dialing 866-475-1461 (domestic) or 203-369-1508 (international), passcode: 02072019.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value.
2Pro forma net income, pro forma revenues (sales), pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached schedules.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

3“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10-Contingencies of Item 8 - Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K. In addition, these costs include the costs associated with the Company’s response to a subpoena it received from the SEC in November 2014. In July 2016, the Division of Enforcement of the SEC notified the Company that it had concluded its investigation into the Company.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of December 31, 2018, Rayonier owned, leased or managed approximately 2.6 million acres of timberlands located in the U.S. South (1.8 million acres), U.S. Pacific Northwest (378,000 acres) and New Zealand (408,000 acres). More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment; the cyclical nature of the real estate business generally; a downturn in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; unexpected delays in the entry into or closing of real estate transactions; changes in environmental laws and regulations that may restrict or adversely impact our ability to sell or develop properties; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures - To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma revenues (sales),” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.
Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com

# # #

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
December 31, 2018 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
SALES	$166.1	$200.9	$239.7	$816.1	$819.6
Costs and Expenses
Cost of sales	(139.1)	(143.2)	(149.8)	(605.2)	(568.3)
Selling and general expenses	(10.6)	(10.8)	(10.5)	(41.9)	(40.2)
Other operating (expense) income, net	(1.4)	(0.5)	0.7	1.1	4.4
OPERATING INCOME	15.0	46.4	80.1	170.1	215.5
Interest expense	(8.1)	(7.9)	(8.5)	(32.1)	(34.1)
Interest and other miscellaneous income, net	0.5	0.5	0.2	4.6	1.9
INCOME BEFORE INCOME TAXES	7.4	39.0	71.8	142.6	183.3
Income tax expense	(2.8)	(8.4)	(4.9)	(25.3)	(21.8)
NET INCOME	4.6	30.6	66.9	117.3	161.5
Less: Net income attributable to noncontrolling interest	(2.6)	(7.2)	(2.7)	(15.1)	(12.7)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$2.0	$23.4	$64.2	$102.2	$148.8
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.02	$0.18	$0.50	$0.79	$1.17
Diluted earnings per share attributable to Rayonier Inc.	$0.02	$0.18	$0.50	$0.79	$1.16

Pro forma net income per share (a)	$0.02	$0.18	$0.20	$0.79	$0.65

Weighted Average Common Shares used for determining
Basic EPS	129,158,030	129,142,931	128,653,911	129,043,627	127,367,608
Diluted EPS	129,736,352	129,755,874	129,193,264	129,690,231	127,809,949
(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
December 31, 2018 (unaudited)
(millions of dollars)

	December 31,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$148.4	$112.7
Other current assets	59.5	70.9
Timber and timberlands, net of depletion and amortization	2,401.3	2,462.1
Higher and better use timberlands and real estate development investments	85.6	80.8
Property, plant and equipment	30.7	32.6
Less - accumulated depreciation	(7.9)	(9.3)
Net property, plant and equipment	22.8	23.3
Restricted cash	8.1	59.7
Other assets	55.0	49.0
	$2,780.7	$2,858.5
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	—	$3.4
Other current liabilities	63.5	65.1
Long-term debt	972.6	1,022.0
Other non-current liabilities	90.0	75.0
Total Rayonier Inc. shareholders’ equity	1,556.9	1,593.1
Noncontrolling interest	97.7	99.9
Total shareholders’ equity	1,654.6	1,693.0
	$2,780.7	$2,858.5

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
December 31, 2018 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Non-controlling Interest	Shareholders’ Equity
	Shares	Amount
Balance, December 31, 2016	122,904,368	$709.9	$700.9	$0.9	$85.2	$1,496.9
Net income	—	—	148.8	—	12.7	161.5
Dividends ($1.00 per share)	—	—	(128.0)	—	—	(128.0)
Issuance of shares under incentive stock plans	322,314	4.8	—	—	—	4.8
Stock-based compensation	—	5.4	—	—	—	5.4
Issuance of shares under equity offering	5,750,000	152.4	—	—	—	152.4
Other (a)	(5,906)	(0.2)	(14.3)	12.5	2.0	—
Balance, December 31, 2017	128,970,776	$872.3	$707.4	$13.4	$99.9	$1,693.0
Net income	—	—	102.2	—	15.1	117.3
Dividends ($1.06 per share)	—	—	(137.9)	—	—	(137.9)
Issuance of shares under incentive stock plans	599,422	8.6	—	—	—	8.6
Stock-based compensation	—	6.4	—	—	—	6.4
Dividend to New Zealand minority shareholder	—	—	—	—	(11.0)	(11.0)
Other (a)	(81,523)	(3.0)	0.7	(13.2)	(6.3)	(21.8)
Balance, December 31, 2018	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6

(a)
Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of restricted stock and performance shares, actuarial changes and amortization of pension and postretirement plan liabilities, foreign currency translation adjustments and mark-to-market adjustments of qualifying cash flow hedges. The twelve months ended December 31, 2018 also includes the adjustment related to the adoption of ASU No. 2018-02. The twelve months ended December 31, 2017 also includes the cumulative-effect adjustment related to the adoption of ASU No. 2016-16.

C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
December 31, 2018 (unaudited)
(millions of dollars)

	Year Ended December 31,
	2018	2017
Cash provided by operating activities:
Net income	$117.3	$161.6
Depreciation, depletion and amortization	144.1	127.6
Non-cash cost of land and improved development	23.6	13.7
Gain on large dispositions of timberlands	—	(67.0)
Other items to reconcile net income to cash provided by operating activities	27.3	27.1
Changes in working capital and other assets and liabilities	(2.2)	(6.7)
	310.1	256.3
Cash used for investing activities (a):
Capital expenditures	(62.3)	(65.3)
Real estate development investments	(9.5)	(15.8)
Purchase of timberlands	(57.6)	(242.9)
Net proceeds from large dispositions of timberlands	—	95.2
Rayonier office building	—	(6.1)
Other	(3.5)	(0.4)
	(132.9)	(235.3)
Cash used for financing activities:
Net decrease in debt, net of issuance costs	(53.4)	(37.0)
Dividends paid	(136.8)	(127.1)
Proceeds from the issuance of common shares under incentive stock plan	8.6	4.8
Proceeds from the issuance of common shares from equity offering	—	152.4
Other	(12.1)	—
	(193.7)	(6.9)
Effect of exchange rate changes on cash and restricted cash	0.5	0.8
Cash, cash equivalents and restricted cash (a):
Change in cash, cash equivalents and restricted cash	(16.0)	14.9
Balance, beginning of year	172.5	157.6
Balance, end of period	$156.5	$172.5

(a)
Due to the adoption of ASU No. 2016-18, restricted cash is now included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown and therefore changes in restricted cash are no longer reported as investing activities. Prior period amounts have been restated to conform to current period presentation.

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
December 31, 2018 (unaudited)
(millions of dollars)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Sales
Southern Timber	$38.7	$39.7	$32.5	$170.0	$144.5
Pacific Northwest Timber	18.4	27.8	26.4	109.8	91.9
New Zealand Timber	60.1	66.3	59.3	249.0	223.3
Real Estate	16.5	36.2	85.9	138.6	207.3
Trading	32.4	31.0	35.6	148.8	152.6
Intersegment Eliminations	—	(0.1)	—	(0.1)	—
Total sales	$166.1	$200.9	$239.7	$816.1	$819.6

Pro forma sales (a)
Southern Timber	$38.7	$39.7	$32.5	$170.0	$144.5
Pacific Northwest Timber	18.4	27.8	26.4	109.8	91.9
New Zealand Timber	60.1	66.3	59.3	249.0	223.3
Real Estate	16.5	36.2	32.5	138.6	111.9
Trading	32.4	31.0	35.6	148.8	152.6
Intersegment Eliminations	—	(0.1)	—	(0.1)	—
Pro forma sales	$166.1	$200.9	$186.3	$816.1	$724.2

Operating income (loss)
Southern Timber	$7.2	$9.2	$7.2	$44.2	$42.2
Pacific Northwest Timber	(4.1)	1.9	2.4	8.1	1.1
New Zealand Timber	12.6	16.4	16.1	62.8	57.6
Real Estate	4.6	24.7	58.8	76.2	130.9
Trading	0.3	0.3	1.2	1.0	4.6
Corporate and Other	(5.6)	(6.2)	(5.6)	(22.3)	(20.9)
Operating income	$15.0	$46.4	$80.1	$170.1	$215.5

Pro forma operating income (loss) (a)
Southern Timber	$7.2	$9.2	$7.2	$44.2	$42.2
Pacific Northwest Timber	(4.1)	1.9	2.4	8.1	1.1
New Zealand Timber	12.6	16.4	16.1	62.8	57.6
Real Estate	4.6	24.7	20.0	76.2	63.9
Trading	0.3	0.3	1.2	1.0	4.6
Corporate and Other	(5.6)	(6.2)	(5.6)	(22.3)	(20.2)
Pro forma operating income	$15.0	$46.4	$41.3	$170.1	$149.2

Adjusted EBITDA (a)
Southern Timber	$21.2	$22.9	$19.5	$102.8	$91.6
Pacific Northwest Timber	2.0	9.7	10.6	40.9	33.1
New Zealand Timber	19.3	24.0	23.0	90.8	85.1
Real Estate	12.4	32.3	28.2	123.4	95.5
Trading	0.3	0.3	1.2	1.0	4.6
Corporate and Other	(5.3)	(5.9)	(5.3)	(21.1)	(19.4)
Adjusted EBITDA	$49.9	$83.3	$77.2	$337.7	$290.5

(a)	Pro forma sales, Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.

E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
December 31, 2018 (unaudited)
(millions of dollars except per share information)

LIQUIDITY MEASURES:
	Year Ended
	December 31,	December 31,
	2018	2017
Cash Provided by Operating Activities	$310.1	$256.3
Working capital and other balance sheet changes	(7.7)	(2.3)
Capital expenditures (a)	(62.3)	(65.3)
Cash Available for Distribution (b)	$240.1	$188.7

Net income	$117.3	$161.5
Interest, net and miscellaneous income	29.7	32.2
Income tax expense	25.2	21.8
Depreciation, depletion and amortization	144.1	127.6
Non-cash cost of land and improved development	23.6	13.7
Non-operating income	(2.2)	—
Costs related to shareholder litigation (c)	—	0.7
Large Dispositions (d)	—	(67.0)
Adjusted EBITDA (i)	$337.7	$290.5
Cash interest paid (e)	(33.1)	(36.0)
Cash taxes paid	(2.2)	(0.5)
Capital expenditures (a)	(62.3)	(65.3)
Cash Available for Distribution (b)	$240.1	$188.7

Cash Available for Distribution (b)	$240.1	$188.7
Real estate development investments	(9.5)	(15.8)
Cash Available for Distribution after real estate development investments	$230.6	$172.9

PRO FORMA SALES (f):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
December 31, 2018
Sales	$38.7	$18.4	$60.1	$16.5	$32.4	$166.1
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$38.7	$18.4	$60.1	$16.5	$32.4	$166.1

September 30, 2018
Sales	$39.7	$27.8	$66.3	$36.2	$31.0	$200.9
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$39.7	$27.8	$66.3	$36.2	$31.0	$200.9

December 31, 2017
Sales	$32.5	$26.4	$59.3	$85.9	$35.6	$239.7
Large Dispositions (d)	—	—	—	(53.4)	—	(53.4)
Pro forma sales	$32.5	$26.4	$59.3	$32.5	$35.6	$186.3

F

PRO FORMA SALES (f):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Total
December 31, 2018
Sales	$170.0	$109.8	$249.0	$138.6	$148.8	$816.1
Large Dispositions (d)	—	—	—	—	—	—
Pro forma sales	$170.0	$109.8	$249.0	$138.6	$148.8	$816.1

December 31, 2017
Sales	$144.5	$91.9	$223.3	$207.3	$152.6	$819.6
Large Dispositions (d)	—	—	—	(95.4)	—	(95.4)
Pro forma sales	$144.5	$91.9	$223.3	$111.9	$152.6	$724.2

PRO FORMA NET INCOME (g):

	Three Months Ended						Year Ended
	December 31, 2018		September 30, 2018		December 31, 2017		December 31, 2018		December 31, 2017
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Net income attributable to Rayonier Inc.	$2.0	$0.02	$23.4	$0.18	$64.2	$0.50	$102.2	$0.79	$148.8	$1.16
Costs related to shareholder litigation (c)	—	—	—	—	—	—	—	—	0.7	0.01
Large Dispositions (d)	—	—	—	—	(38.8)	(0.30)	—	—	(67.0)	(0.52)
Pro forma net income	$2.0	$0.02	$23.4	$0.18	$25.4	$0.20	$102.2	$0.79	$82.5	$0.65

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (h)(i):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2018
Operating income (loss)	$7.2	($4.1)	$12.6	$4.6	$0.3	($5.6)	$15.0
Depreciation, depletion and amortization	14.0	6.1	6.7	1.3	—	0.3	28.4
Non-cash cost of land and improved development	—	—	—	6.5	—	—	6.5
Adjusted EBITDA	$21.2	$2.0	$19.3	$12.4	$0.3	($5.3)	$49.9

September 30, 2018
Operating income	$9.2	$1.9	$16.4	$24.7	$0.3	($6.2)	$46.4
Depreciation, depletion and amortization	13.7	7.8	7.5	5.5	—	0.3	34.8
Non-cash cost of land and improved development	—	—	—	2.1	—	—	2.1
Adjusted EBITDA	$22.9	$9.7	$24.0	$32.3	$0.3	($5.9)	$83.3

December 31, 2017
Operating income	$7.2	$2.4	$16.1	$58.8	$1.2	($5.6)	$80.1
Large Dispositions (d)	—	—	—	(38.8)	—	—	(38.8)
Pro forma operating income	$7.2	$2.4	$16.1	$20.0	$1.2	($5.6)	$41.3
Depreciation, depletion and amortization	12.3	8.2	6.9	3.1	—	0.3	30.8
Non-cash cost of land and improved development	—	—	—	5.1	—	—	5.1
Adjusted EBITDA	$19.5	$10.6	$23.0	$28.2	$1.2	($5.3)	$77.2

F

PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA (h)(i):

Year Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
December 31, 2018
Operating income	$44.2	$8.1	$62.8	$76.2	$1.0	($22.3)	$170.1
Depreciation, depletion and amortization	58.6	32.8	28.0	23.6	—	1.2	144.1
Non-cash cost of land and improved development	—	—	—	23.6	—	—	23.6
Adjusted EBITDA	$102.8	$40.9	$90.8	$123.4	$1.0	($21.1)	$337.7

December 31, 2017
Operating income	$42.2	$1.1	$57.6	$130.9	$4.6	($20.9)	$215.5
Costs related to shareholder litigation (c)	—	—	—	—	—	0.7	0.7
Large Dispositions (d)	—	—	—	(67.0)	—	—	(67.0)
Pro forma operating income (loss)	$42.2	$1.1	$57.6	$63.9	$4.6	($20.2)	$149.2
Depreciation, depletion and amortization	49.4	32.0	27.5	17.9	—	0.8	127.6
Non-cash cost of land and improved development	—	—	—	13.7	—	—	13.7
Adjusted EBITDA	$91.6	$33.1	$85.1	$95.5	$4.6	($19.4)	$290.5

(a)
Capital expenditures exclude timberland acquisitions of $57.6 million and $242.9 million during the twelve months ended December 31, 2018 and December 31, 2017, respectively, as well as spending on the Rayonier office building of $6.1 million during the twelve months ended December 31, 2017.

(b)
Cash Available for Distribution (CAD) is a non-GAAP measure that management uses to measure cash generated during a period that is available for common stock dividends, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, strategic acquisitions and real estate development investments. CAD is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and spending on the Rayonier office building) and working capital and other balance sheet changes. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(c)
“Costs related to shareholder litigation” include expenses incurred as a result of the securities litigation and the shareholder derivative demands. See Note 10—Contingencies of Item 8 — Financial Statements and Supplementary Data in the Company’s most recent Annual Report on Form 10-K.

(d)
“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In 2017, the Company completed two dispositions of approximately 50,000 acres in total for a sales price and gain of approximately $95.4 million and $67.0 million, respectively.

(e)	Cash interest paid is presented net of patronage refunds received of $4.1 million and $3.0 million for the twelve months ended December 31, 2018 and December 31, 2017, respectively.

(f)
Pro forma revenues (sales) is defined as revenues (sales) adjusted for Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(g)
Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(h)
Pro forma operating income (loss) is defined as operating income (loss) adjusted for costs related to shareholder litigation and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results.

(i)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
December 31, 2018 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):
	2019
	Guidance
Net Income to Adjusted EBITDA Reconciliation
Net income	$66.5	-	$76.5
Less: Net income attributable to noncontrolling interest	(7.0)	-	(8.0)
Net income attributable to Rayonier Inc.	$59.5	-	$68.5

Interest, net	34.5	-	35.5
Income tax expense	12.0	-	13.5
Depreciation, depletion and amortization	138.0	-	143.5
Non-cash cost of land and improved development	19.0	-	21.0
Net income attributable to noncontrolling interest	7.0	-	8.0
Adjusted EBITDA	$270.0	-	$290.0

Diluted Earnings per Share	$0.46	-	$0.53

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, costs related to shareholder litigation and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis.

G